SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

January 23, 2007
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated January 29, 2007

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2007, the Board of Directors of Ball Corporation (the “Company”), acting by and through its Human Resources Committee, amended the Ball Corporation Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2007. One of the amendments provides that Participants with accrued benefits as of December 31, 2006, may make a one time election in 2007 of the form of payment under which the Participant wishes to receive a benefit, generally annual payments or a lump sum payment. Participants accruing benefits after December 31, 2006, will receive benefits only in the form of a lump sum payment. Additionally, the Plan was amended to provide that in determining the lump sum payment the Plan would use the same assumptions that exist in the Ball Corporation Pension Plan for Salaried Employees and the Ball Corporation Pension Plan as it Applies to Certain Salaried Employees of Ball Aerospace & Technologies Corp., (“Pension Plans”) except that the interest rate shall be equal to eighty percent (80%) of the interest rate used to determine lump sum benefits under those Pension Plans.

On January 23, 2007, the Board of Directors of the Company, acting by and through its Human Resources Committee, also amended the Long-Term Incentive Compensation Plan effective January 1, 2007, to slightly reduce the maximum target percentage that must be achieved in measuring return on average invested capital for the future performance cycles.

The above plans cover the executive officers and certain key employees of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Raymond J. Seabrook
	Name:	Raymond J. Seabrook
	Title:	Executive Vice President and
Chief Financial Officer

Date: January 29, 2007